Exhibit 16.1

August 8, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K dated August 4, 2025, of Moog Inc. and are in agreement with the statement contained in the third sentence of the first paragraph as it relates to our dismissal and the statements contained in the second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP